Exhibit 15

[LETTERHEAD OF DELOITTE & TOUCHE LLP]

To the Shareholders and Board of Directors
of Sears, Roebuck and Co.

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Sears, Roebuck and Co. for the 13-week periods ended March 30, 2002 and March 31, 2001, the 13-week and 26-week periods ended June 29, 2002 and June 30, 2001, and the 13-week and 39-week periods ended September 28, 2002 and September 29, 2001, as indicated in our reports dated May 1, 2002 (October 1, 2002 as to the effect of the restatement described in Note 7), August 5, 2002 (October 1, 2002 as to the effect of the restatement described in Note 8), and November 5, 2002, respectively; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended March 30, 2002, June 29, 2002, and September 28, 2002 are being used in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

December 20, 2002